Exhibit 10.2

GROUND LEASE AGREEMENT

THIS GROUND LEASE AGREEMENT (this “Lease”), is made and entered into effective as of the 31st day of July, 2018 (the “Effective Date”), by and among HTH DIAMOND HILLCREST LAND LLC, a Texas limited liability company (“Landlord”), and SPC PARK PLAZA PARTNERS LLC, a Texas limited liability company (“SPC CO-OWNER”), as to an undivided 50% leasehold interest, HTH HILLCREST PROJECT LLC, a Texas limited liability company (“HILLTOP CO-OWNER”), as to an undivided 25% leasehold interest, and DIAMOND HILLCREST, LLC, a Texas limited liability company (“FORD CO-OWNER”), as to an undivided 25% leasehold interest, (SPC Co-Owner, Hilltop Co-Owner and Ford Co-Owner being collectively referred to herein as (“Tenant”) and being individually referred to herein as a “Tenant Co-Owner”).

WITNESSETH:

Subject to the terms, provisions and conditions of this Lease, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let unto Tenant and Tenant does hereby lease from Landlord the Land, as such term is hereinbelow defined (the Land and Landlord’s interest, if any, in any improvements now or hereafter constructed thereon are hereinafter referred to collectively as the “Premises”).  Landlord acknowledges and agrees that prior to the date hereof, Strode Property Company, an affiliate of the Tenant, has commenced and continues to undertake site planning and construction planning services on the Land, which include, but are not limited to, demolition of existing improvements, site grading and clearing, platting, permitting, termination of existing utilities, and planning related to the commencement of permanent building improvements (collectively, the “Existing Improvements”).  Landlord does not and shall not have any vested ownership rights in and to such Existing Improvements which have been performed and installed by Strode Property Company in, under and to the Land.  Such rights relating to the Existing Improvements have been assigned and conveyed to Tenant (the “SPC Assigned Rights”), and Tenant hereby expressly subjects such SPC Assigned Rights to the terms of this Lease as part of the “Premises”.  Landlord’s fee title in and to such Existing Improvements and SPC Assigned Rights shall automatically become vested upon the expiration or earlier termination of this Lease.

ARTICLE I.

CERTAIN DEFINITIONS

For purposes of this Lease, the following terms shall have the meanings respectively indicated:

1.1                               “Affiliate” of Tenant means: (i) any entity controlled by, controlling or under joint control with a Tenant Co-Owner or any Tenant Co-Owner’s partners, members or shareholders; (ii) any entity which is owned in whole or in part, by a Tenant Co-Owner or Tenant Co-Owner’s partners, members or shareholders; or (iii) any entity which is the successor by merger or otherwise to all or substantially all of a Tenant Co-Owner’s assets used in connection with a Tenant Co-Owner’s business operations at the Premises and liabilities including, but not limited to, any merger or acquisition pursuant to any public offering or reorganization to obtain financing and/or growth capital.

1.2                               “Annual Rent” means One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000) for the first Lease Year, commencing on the first day of the first full calendar month occurring eighteen (18) months after the Effective Date (the “Rent Commencement Date”), and thereafter, Annual Rent shall increase on January 1st of each succeeding calendar year, beginning on January 1st of the calendar year following the Rent Commencement Date, by one percent (1%) in excess of the Annual Rent paid for each prior Lease Year, until the expiration of the Term.  A Schedule of the amounts of Annual Rent is set forth on Exhibit “D” attached hereto.

1.3                               “Business Days” means any week day (but not any Saturday or Sunday) other than New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas Day.

1.4                               “Bylaws” means the by-laws of the Master Association.

1.5                               “Commencement Date” means the Effective Date, which is the same date Landlord acquired title to the Land.

1.6                               “Common Elements” means the common areas and facilities of the Condominium as defined in Section 1.1 of the Condominium Declaration.

1.7                               “Condominium” means the condominium regime that has been created pursuant to the Condominium Documents and covers Tenant’s leasehold interest in the Premises as provided in this Lease.

1.8                               “Condominium Declaration” means the Master Condominium Declaration for Hilltop Plaza Condominium dated of even date herewith, and recorded in the Official Public Records.

1.9                               “Condominium Documents” means the Condominium Declaration, the Bylaws, the Rules and Regulations and any amendments thereto.

1.10                        “Condominium Statute” means the Uniform Condominium Act, Texas Property Code, Chapter 82, Section 82.001 et seq., as amended from time to time.

1.11                        “Construction Loan Agreement” means that certain Construction Loan Agreement between Comerica Bank, as lender, and Tenant, as borrower, dated contemporaneously herewith.

1.12                        “Joint Obligations” means all obligations, covenants, agreements, terms or conditions contained in this Lease other than the Several Obligations, which shall be joint and several obligations of the Unit Owners.

1.13                        “Land” means that certain tract or parcel of land lying and being situated in Dallas County, Texas, which land is described in Exhibit “A” attached hereto and made a part hereof for all purposes.

1.14                        “Lease Year” means a period of one calendar year; provided, however, the first Lease Year shall commence at 11:59 p.m. on the Commencement Date and shall end at midnight on December 31 of the year following the year in which the Commencement Date occurs.

1.15                        “Leasehold Estate” means Tenant’s interest in the Premises created pursuant to this Lease.

1.16                        “Master Association” means Hilltop Plaza Owners Association, a Texas nonprofit corporation, created for the purposes and possessing the rights, powers, authority and obligations set forth in the Condominium Documents.

1.17                        “Official Public Records” means the records of the Dallas County Clerk in Dallas, Dallas County, Texas.

1.18                        “Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other legal entity, and any fiduciary acting in such capacity on behalf of any of the foregoing.

1.19                        “Proportionate Interest” shall equal, with respect to each Unit, the percentage of interest in the undivided ownership of the Common Elements which is appurtenant thereto.

1.20                        “Rules and Regulations” means the rules and regulations of the Master Association, as amended from time to time, relating to the appearance, use and occupancy of the Units.

1.21                        “Several Obligations” means (a) the payment of Rent and related reporting requirements required by this Lease, (b) the payment of taxes and Impositions, (c) the indemnity obligations contained in Article VII of this Lease to the extent attributable to a single Unit, (d) the surrender or holdover of an individual Unit under Article XIII of this Lease, (e) casualty or condemnation affecting a single Unit under Article XVII or XVIII of this Lease, (f) transfers by owners of a single Unit under this Lease, (g) violation of any applicable laws to the extent attributable to a single Unit, or (h) liability for liquidated damages under this Lease, all of which shall be the several (and not joint) obligations of each Owner.

1.22                        “Subtenants” means all persons or other entities occupying any portion of the Premises as a subtenant of Tenant and their subtenants pursuant to a Sublease (herein so called) of any portion of the Premises, including the building improvements located thereon.

1.23                        “Unit” means a unit of the Condominium.

1.24                        “Unit Owner’s Share” means, with respect to each Unit, that percentage which is equal to the Proportionate Interest for such Unit.

1.25                        “Unit Owners” means the person(s) holding title to a Unit as shown by the Official Public Records.

ARTICLE II.

COMMENCEMENT, TERM AND OPTIONS

2.1                               Term.  This Lease will continue in full force and effect for a term (the “Term”) of ninety-nine (99) Lease Years, commencing on the Effective Date; and ending on the date which is ninety-nine (99) Lease Years later, unless such Term is sooner terminated as hereinafter provided.

ARTICLE III.

RENT

3.1                               Annual Rent.  Commencing on the Rent Commencement Date, and continuing thereafter for each Lease Year of the Term, Tenant agrees to pay the applicable Annual Rent as herein provided, in lawful money of the United States of America, without deduction or offset, prior notice or demand, and at such place or places as Landlord may from time to time designate.  Tenant shall pay such rent monthly in advance on or before the first day of each month in an amount equal to one-twelfth (1/12) of the applicable Annual Rent.  A schedule of Annual Rent payments is set forth on Exhibit “D” attached hereto.

3.2                               Late Charge; Interest.  In the event that Tenant shall fail to pay: (i) any portion of any installment of Annual Rent on or before the day which is five (5) days after the day on which such installment is due, there shall be added to such unpaid amount a late charge of five percent (5%) of the amount owed, in order to compensate Landlord for the extra administrative expenses incurred in collecting delinquent accounts. In addition, from and after the date which is ten (10) days after the due date the total amount then due shall bear interest at the rate (the “Default Rate”) which is lesser of: (a) fifteen percent (15%) or (b) the highest lawful rate, until paid. The parties hereto stipulate and agree that Landlord will incur additional expenses in collecting any delinquent payments and the late charges provided for herein are intended to compensate Landlord for overhead and other expenses likely to be incurred in collecting delinquent accounts. The parties further stipulate and agree that the late charges are not “interest” and it is not the intent of the parties to contract for, charge or receive interest in excess of the maximum lawful amount.

3.3                               Additional Rent.  It is understood and agreed this Lease is “triple net”, and Landlord shall have no payment obligations whatsoever nor shall Landlord have any duty, obligation or liability to maintain, repair or improve all of any portion of the Premises.  All Impositions, including real estate taxes, other taxes, insurance premiums, franchise and margin taxes, and all sums, liabilities, obligations, and other amounts which Tenant is required to pay or discharge pursuant to this Lease, in addition to Annual Rent, together with any interest, penalty, or other sum which may be added for late payment thereof, shall constitute additional rent hereunder (“Additional Rent”). So long as Tenant is not then in default hereunder, Tenant may pay Additional Rent directly to the person entitled thereto.  Annual Rent and Additional Rent are sometimes collectively referred to in this Lease as “rent”.  For avoidance of doubt, Tenant’s obligation to pay Additional Rent commences on the Effective Date.

3.4                               Place and Manner of Payment.  Subject to the further provisions hereof, the rent and any other sums due and owing by Tenant to Landlord hereunder shall be payable to Landlord or its designee at the original or changed address of Landlord set forth in Section 20.1 hereof or to such other person at such address as Landlord may designate from time to time in writing.

3.5                               Payments to Assignees and Third Parties.

(a)                                 If Landlord’s interest in this Lease shall be assigned to a third party or if any sum accrued or to accrue hereunder shall ever be assigned or if any third party other than Landlord shall ever be entitled to collect such sum, then in any such event written notice shall be given by Landlord to Tenant within thirty (30) days after such assignment.

(b)                                 If Landlord’s interest in this Lease shall be owned by more than one person, firm, corporation or entity, such parties shall arrange among themselves for the joint execution of a notice specifying one (1) party or agent and an address therefor for the receipt of notices to Landlord under this Lease and to which all payments to Landlord under this Lease shall be made, and notices delivered and payments made by Tenant in accordance with such executed notice shall constitute notice and payment to all parties included within the term “Landlord”.

ARTICLE IV.

DELIVERY OF THE PREMISES

4.1                               DELIVERY OF THE PREMISES.  TENANT HEREBY ACCEPTS THE PREMISES FROM LANDLORD IN ITS “AS IS”, “WHERE IS” CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY LANDLORD OR ANY OF ITS EMPLOYEES OR AGENTS, AND “WITH ALL FAULTS”. THE EXECUTION OF THIS LEASE BY TENANT SHALL BE PRIMA FACIE EVIDENCE THAT TENANT HAS INSPECTED THE PREMISES AND IS OR WILL BE THOROUGHLY FAMILIAR WITH ITS CONDITION, AND TENANT HEREBY ACCEPTS THE PREMISES AS BEING IN GOOD AND SATISFACTORY CONDITION AND SUITABLE FOR TENANT’S INTENDED PURPOSES.  THE PROVISIONS OF THIS ARTICLE IV HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY LANDLORD OF, AND TENANT DOES HEREBY DISCLAIM, ANY AND ALL WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANOTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

4.2                               Zoning, Easements and Dedications.  From time to time throughout the term of this Lease, Landlord shall, upon the request of Tenant (but subject to Section 4.4 hereof), execute such consents, authorizations, applications, plats, requests, dedications, easements and other documents and instruments as may be reasonable and necessary or desirable in connection with Tenant’s development and/or leasing of the Premises, including, without limitation, utility easements, site plans, platting instruments and other documents or instruments, in forms approved by Landlord, as may be required by the City of University Park or any Major Subtenant (as hereinafter defined); provided, however, the Land shall not be rezoned or replatted without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant shall bear all expenses with respect to the matters described in this Section 4.2 and in no event shall Landlord be required to incur any expense (other than a reasonable amount of fees of its own counsel incurred in connection with the review of the documents and instruments submitted to Landlord in compliance with the terms of this Section 4.2), or undertake any development or construction obligation.

4.3                               Restrictions.  At the written request of Tenant (but subject to Section 4.4 hereof), Landlord shall, from time to time, execute and deliver or join in the execution and delivery of such documents as are reasonable and appropriate, in forms approved by Landlord, necessary or required to impose on the Premises such covenants, conditions and restrictions providing for, inter alia, exclusive uses of the Premises, or any part thereof, the establishment of common and parking areas, the establishment of party walls, replatting of the Land, and provisions for the enlargement of the common and parking areas by the establishment of mutual and reciprocal parking rights and the rights of ingress and egress, and other like matters, for the purpose of the orderly development and operation of the Premises.  All matters, agreements, restrictions and ordinances which affect the Land shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

4.4                               Extent of Landlord’s Obligation.  Notwithstanding anything in Section 4.2 and Section 4.3 to the contrary, Landlord’s obligations thereunder will be limited to the execution and delivery or the joinder in the execution and delivery of such documents and instruments as may be necessary to grant and create “Typical Easements and Restrictions” (as hereinafter defined) for “Major Subtenants” (as hereinafter defined) and otherwise reasonably cooperate with Tenant to accommodate Major Subtenants. As to Subtenants who are not Major Subtenants, Landlord will reasonably consider such easements, dedications, restrictions, covenants and other conditions as may be necessary for or requested by such Subtenants and agrees to execute and deliver or join in the execution and delivery of same to the extent approved by Landlord, such approval not to be unreasonably withheld or delayed. Landlord’s cooperation shall not, however, require Landlord to incur any expense (other than a reasonable amount fees of its own counsel incurred in connection with the review of the documents and instruments submitted to Landlord in compliance with the terms of this Section 4.4) or undertake any development or construction obligation.  As used above, the term “Typical Easements and Restrictions” shall mean such easements, dedications, restrictions, covenants, non-disturbance agreements and conditions as are typically required by a National or Regional User (as defined in Section 11.4 below) for the lease and occupancy of space and the operation of its business in a multi-tenant first-class office, retail and restaurant project, which may include, but not be limited to, use and/or product exclusives, use and/or product radius restrictions, parking restrictions, access and/or service drive restrictions, building height restrictions, building area restrictions, signage restrictions, and other such matters as contemplated in Section 4.3 above; provided, however, in no event shall any of such easements, dedications, restrictions, covenants or conditions affect or burden any land other than the Premises.

ARTICLE V.

INDEPENDENT COVENANTS

5.1                               It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected.

ARTICLE VI.

USE

6.1                               Permitted Uses.  The Premises may be used and occupied by Tenant (and its permitted assignees and Subtenants) solely for the demolition of the existing improvements and the construction, operation and maintenance thereon of office operations, retail businesses, restaurants, financial institutions, professional offices and related facilities common to first class commercial developments in the Dallas-Fort Worth metroplex, and for common areas relating and necessary to the operation of the foregoing, including a parking garage facility; provided, however, notwithstanding anything in this Lease to the contrary, Tenant shall not use or permit the Premises or any part thereof to be used for any use proscribed on Exhibit “B” attached hereto and made a part hereof for all purposes, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion (collectively, the “Prohibited Uses”).

6.2                               Intentionally Deleted.

6.3                               Compliance with Laws; Indemnity.  Tenant shall, at Tenant’s sole cost and expense, promptly observe and comply with (i) all present and future laws (including, without limitation, environmental laws), ordinances, statutes, codes, requirements, orders, directions, rules and regulations of all federal, state, county and municipal governments and of all other governmental authorities having or claiming jurisdiction over the Premises or any appurtenances thereto or any part thereof, and of all the respective departments, bureaus and officials of any such authorities (collectively “Laws”), and (ii) the requirements and regulations of the Board of Fire Underwriters or any other body exercising similar functions, and of all insurance companies issuing policies covering the Premises or any part thereof (collectively, “Regulations”) applicable to the use, condition, structure or occupancy of the Premises, including, without limitation, Laws relating to the environment, persons with disabilities, construction and occupational health and safety.  Tenant must comply with the Laws and Regulations regardless of (a) whether the Laws or Regulations are in force at the commencement of the Term of this Lease or may in the future be passed, enacted or directed, and (b) whether compliance with such Laws and Regulations shall require structural or extraordinary alterations or additions, repairs or replacements to the Premises or any part thereof.  Without limiting the generality of the foregoing, Tenant must also procure, at Tenant’s sole cost and expense, each and every permit, license, certificate or other authorization required in connection with any building(s) or improvement(s) now or hereafter erected on the Premises or any part thereof, as well as any and all licenses and permits required for Tenant’s intended use upon the Premises (collectively the “Permits”).

6.4                               Americans with Disabilities Act.  Notwithstanding any other provisions of this Lease to the contrary, Tenant must comply with the Americans With Disabilities Act, as it now exists and as it may hereafter be amended and any other accessibility Laws or Regulations as they may hereafter be amended (collectively, “ADA”) with regard to the Premises and Tenant’s use thereof.  Landlord is not responsible for compliance with the ADA with respect to the Premises, including the design or construction of any buildings or improvements on the Premises.

ARTICLE VII.

INDEMNITY

7.1                               Tenant shall indemnify, protect and save Landlord and Landlord’s successors and assigns, partners, shareholders, trustees, directors, agents, contractors, employees and officers (collectively, the “Indemnified Parties”) harmless from and against, and shall reimburse such parties for, all liabilities, obligations, losses, claims, damages, fines, penalties, costs, charges, judgments and expenses, including, without limitation, reasonable attorneys’ fees and expenses which may be imposed upon or incurred or paid by or asserted against such Indemnified Parties by reason of or in connection with any of the following occurring during the Term of this Lease and any time thereafter Tenant, successors and/or assigns of Tenant retains possession of the Premises or any part thereof or a Subtenant holds over after the termination of this Lease without Landlord’s consent (except to the extent caused by the gross negligence or willful misconduct of the Indemnified Parties):

(a)                                 Any accident, injury, death or damage to any person or property occurring in, on or about the Premises;

(b)                                 All construction and any changes, alterations, repairs and anything done in, on or about the Premises or any part thereof in connection with such construction, changes, alterations and repairs;

(c)                                  Any act (whether or not negligent) or omission on the part of Tenant or any of its agents, contractors, subcontractors, servants, successors, employees, Subtenants, licensees, invitees or any trespassers;

(d)                                 Performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof;

(e)                                  Any failure of Tenant or any of its agents, contractors, subcontractors, servants, successors, employees, Subtenants, licensees, invitees or any trespassers to comply with any Laws or Regulations or obtain or maintain any Permits;

(f)                                   The use, occupancy, operation or condition of the Premises, or of any buildings or other structures now or hereafter situated thereon, or the fixtures or personal property thereon or therein;

(g)                                  Any Event of Default by Tenant under this Lease; or

(h)                                 Any other action or matter concerning the Premises except to the extent caused by the gross negligence or willful misconduct of the Indemnified Parties.

Tenant’s foregoing indemnity and hold harmless agreement shall survive the termination or expiration of this Lease.

ARTICLE VIII.

IMPOSITIONS, UTILITIES, MAINTENANCE

8.1                               Impositions.

(a)                                 Subject to Tenant’s right to contest such charges pursuant to Section 8.1 (d) below, from and after the Commencement Date, Tenant shall pay all real property taxes which are assessed by any lawful authority against the Premises and all other taxes, assessments for local improvements, use and occupancy taxes, ad valorem taxes, margin taxes (including the margin tax imposed by Chapter 171 of the Texas Tax Code and any amendment or replacement thereof in addition thereto), water, and storm and sanitary sewer rates and charges (other than ordinary charges for utility services as provided in Section 8.2), licenses and permit fees, tap fees and other governmental levies and charges, which are assessed, levied, confirmed, imposed or become a lien upon the Premises (or any portion thereof), or become payable or accrue during the term of this Lease (the “Impositions”), payment thereof to be made at least fifteen (15) days before the earlier of (i) the date such payment is due, or (ii) the date on which any fine, penalty, interest or cost may be added thereto for the nonpayment thereof; provided, however, that any Impositions relating to a fiscal period of the taxing authority a portion of which is included within the Term hereof and a portion of which is included in a period of time before the Commencement Date or after the expiration of the term (for reasons other than Tenant’s default hereunder) shall be adjusted between Landlord and Tenant as of the date for payment of Impositions occurring during the first Lease Year or such year in which this Lease expires, as applicable. If Tenant does not timely pay such Impositions (or contest such payment pursuant to Section 8.1(c) below), Landlord, at Landlord’s option, may pay the same (without waiving Tenant’s default) and such amount so paid, together with interest thereon at the Default Rate, shall be due and payable to Landlord as Additional Rent upon written demand therefor by Landlord. At least thirty (30) days prior to the end of the calendar year occurring during the first partial Lease Year of the Term, Landlord shall bill Tenant for the estimated Impositions based upon the overlap, if any, of the first partial Lease Year and the fiscal period of the taxing authorities. Such bill shall be accompanied with Landlord’s calculation of such estimated Impositions (taking into consideration the required date of payment thereof by Tenant, as set forth below). Such estimated billing shall be based upon the Impositions for the previous fiscal year, or such other information then available to Landlord. Tenant shall pay each such estimated billing to Landlord within thirty days (30) days of receipt thereof and Landlord shall remit same together with Landlord’s share prior to the later to occur of delinquency or fifteen (15) days after receipt of Tenant’s share; provided, however, that if such estimated amounts shall vary from the actual amounts due for the fiscal year, Landlord and Tenant shall make a final adjustment as soon as reasonably possible after the end of the partial Lease Year based upon the Impositions actually payable by Landlord.

(b)                                 Nothing hereinabove contained shall require Tenant to pay any franchise, estate, inheritance, succession, capital levy, stamp levy, stamp tax or transfer tax of Landlord or any income, excess profits, or revenue tax, or any other tax, assessment, charge, or levy based on or measured by the gross income or capital stock of Landlord or upon any rental payable by Tenant under this Lease; provided, however, that if at any time during the Term of this Lease, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies or charges now levied, assessed or imposed on real estate and improvements thereon shall be changed or discontinued and as a substitute therefor, taxes, assessments, levies or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from said real estate or the rents reserved herein or any part thereof, then such changed or substitute taxes, assessments, levies or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within the term “Impositions”.  Impositions shall also include any additional taxes and assessments (other than an income tax on Landlord’s net income) that are hereafter levied and/or assessed with respect to the Premises and/or this Lease.  In the event a sales tax or use tax is hereafter imposed upon any rental payable hereunder (“Rental Tax”), Tenant shall be responsible for the payment thereof, provided same is not an income tax on Landlord’s net income.   Tenant agrees to seek all available exemptions and waivers of Rental Tax and/or credits applicable to the payment of Rental Tax so as to minimize, to the extent possible, the net amount of Rental Tax actually paid by Tenant. To the extent received by Landlord, Landlord covenants to forward promptly to Tenant any and all notices or statements relating to taxes, assessments, fees, water, sewer or other rent, rate or charge, excise, levy, license fee, permit fee, inspection fee or other authorization fee and will reasonably cooperate with Tenant to allow such notices or statements to be sent directly to Tenant.  Tenant shall furnish to Landlord for Landlord’s inspection, at least 15 days prior to the delinquency date thereof, official receipts of the appropriate taxing authority or a canceled check payable to such taxing authority or other evidence reasonably satisfactory to Landlord evidencing payment thereof. The certificate, advice or bill of nonpayment of any Imposition from the appropriate official designated by law to make or issue the same or to receive payment of any Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice, or bill of nonpayment.  If Tenant fails to furnish such receipts or other proof within the foregoing 15 day period, Landlord, at Landlord’s option, may pay such Taxes, and Tenant will reimburse such amount to Landlord, together with any interest, penalties or late fees accrued thereon within fifteen (15) days after Landlord’s written request therefor.

(c)                                  Tenant is liable for all taxes levied or assessed against personal property, furniture or fixtures placed or situated in or on the Premises during the Term (“Personal Property Taxes”).  If any such Personal Property Taxes for which Tenant is liable under this Section 8.1 are levied or assessed against Landlord or Landlord’s property and if Landlord, at Landlord’s option, elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed or situated in or on the Premises during the Term, and Landlord, at Landlord’s option, elects to pay the Personal Property Taxes based on such increase, Tenant must pay to Landlord upon demand that part of such Personal Property Taxes.

(d)                                 So long as there is then no uncured default hereunder, Tenant may contest the collection or assessment of any Impositions, tax, assessment, fee, water or sewer charge or rate, excise or levy by legal proceedings or other appropriate action provided that:  (i)  neither the Premises nor any part thereof nor any interest therein is placed in any danger of being sold, forfeited, lost or interfered with by virtue of any such contest; (ii) Tenant, prior to the prosecution or defense of any such claim, notifies Landlord in writing of its decision to pursue such contest; (iii)  to the extent procedurally required and to avoid the consequences of delinquency, Tenant shall pay the amount in question prior to initiating the contest; (iv) provide, to the reasonable satisfaction of Landlord, adequate security to Landlord prior to initiating the contest; and (v) within thirty (30) days after the conclusion of such contest, pay all expenses (including, without limitation, any fees, penalty or interest) which are assessed or incurred in connection with or as a result of any such proceedings are paid by Tenant.

8.2                               Utilities.  Tenant alone shall be responsible for and promptly pay all charges incurred for all utility services to the Premises, including, but not limited to, telephone service, sanitary and storm sewer, water, natural gas, light, power, heat, steam, communications services, garbage collection and electricity arising out of Tenant’s and any Subtenant’s or other occupant’s use, occupancy, and possession of the Premises during the term of this Lease. Tenant shall also pay for all penalties, surcharges and maintenance upon such utilities. In no event shall Landlord be liable in any respect (including for damages to either person or property) for any interruption or failure of utility service to the Premises, except to the extent caused by Landlord’s gross negligence.  In no event will any such failure or cessation relieve Tenant from fulfillment of any covenant in this Lease.

8.3                               Other Services.  Landlord is not responsible for providing any services to Tenant and/or the Premises (including, without limitation, janitorial services, landscaping, trash removal, or the like, it being hereby acknowledged and agreed that same are the sole responsibility of Tenant), except as may be otherwise expressly set forth herein.

8.4                               Maintenance and Repairs.  Subject to the provisions of Article XVII below relating to destruction of or damage to the Premises, Tenant agrees that at all times and during the Term at its own expense it will keep and maintain or cause to be kept and maintained all of the Premises (structural and non-structural and interior and exterior), including, without limiting the generality of the foregoing, all buildings and other improvements; heating, ventilating and air conditioning systems (collectively, “HVAC”); plumbing; lighting; signage; pavement; common areas; and landscaping (including mowing of grass and care of shrubs), in clean, neat and first-class condition and repair commensurate with similar first-class office, retail and restaurants located in the Dallas metropolitan area. Tenant must at all times during the Term and, at Tenant’s sole cost and expense, further keep and maintain in good order and repair all buildings and improvements as may be situated on the Premises at any time during the Term, or forming part thereof, and their full equipment and appurtenances, both interior and exterior, structural or nonstructural, ordinary or extraordinary, regardless of how the necessity or desirability for such repairs may occur or arise.  All repairs, replacements and renewals must be made promptly by Tenant and must be at least equal in quality and class to the original “as new” condition thereof.  In no event shall Landlord have any obligation to make any repairs or replacements to the Premises, however, if Tenant fails to make the repairs or replacements promptly as required herein, Landlord may, at Landlord’s sole option, make such repairs and replacements and the cost of such repairs and replacements will be charged to Tenant as Additional Rent and will become due and payable by Tenant upon demand therefor.  Upon the expiration or termination of this Lease, so long as Tenant is not in default hereunder, Tenant may remove from the Premises all of Tenant’s movable fixtures, personal property and equipment located thereon; provided, however, Tenant may not remove any signs (except sign panels), HVAC, plumbing, electrical and similar equipment typically furnished to tenants of lease space or any of the building systems (or parts thereof) serving or benefitting the Premises or any portion thereof.

ARTICLE IX.

HAZARDOUS SUBSTANCES

9.1                               Hazardous Substance.  For purposes of this Article IX, “Hazardous Substance” means any substance, matter, material, waste or pollutant, the generation, storage, disposal, handling, release (or threatened release), treatment, discharge or emission of which is regulated, prohibited or limited under: (i) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended (“RCRA”) (42 U.S.C. Sections 6901 et seq.); (ii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended (“CERCLA”) (42 U.S.C. Sections 9601 et leg.); (iii) the Clean Water Act, as now or hereafter amended (“CWA”) (33 U.S.C. Sections 1251 et seq.); (iv) the Toxic Substances and Control Act, as now or hereafter amended (“TSCA”) (15 U.S.C. Sections 2601 et seq.); (v) the Clean Air Act, as now or hereafter amended (“CAA”) (42 U.S.C. Sections 7401 et seq.), (RCRA, CERCLA, CWA, TSCA and CAA are collectively referred to herein as the “Federal Toxic Waste Laws”); (vi) any local, state or foreign law, statute, regulation, or ordinance analogous to any of the Federal Toxic Waste Laws; and (vii) any other federal, state, local or foreign law (including any common law), statute, regulation or ordinance now existing or hereafter enacted regulating, prohibiting or otherwise restricting the placement, discharge, release, threatened release, generation, treatment or disposal upon or into any environmental media of any substance, pollutant or waste which is now or hereafter classified or considered to be hazardous or toxic. All of the laws, statutes, regulations and ordinances referred to in subsections (vi) and (vii) above, together with the Federal Toxic Waste Laws are collectively referred to herein as “Toxic Waste Laws”. The term “Hazardous Substances” shall also include, without limitation: (a) gasoline, diesel fuel, fuel oil, motor oil, waste oil and any other petroleum hydrocarbons, including any additives or other by-products associated therewith; (b) asbestos and asbestos-containing materials in any form; (c) polychlorinated biphenyls; and (d) any substance the presence of which on the Premises: (x) requires reporting or remediation under any Toxic Waste Law, (y) causes or threatens to cause a nuisance on the Premises or poses or threatens to pose a hazard to the health or safety of persons on the Premises, or (z) which, if it emanated or migrated from the Premises, could constitute a trespass, nuisance or health or safety hazard to persons on adjacent property.

9.2                               Hazardous Substances on Premises Prohibited.  Tenant shall not conduct, permit, cause, allow or authorize the manufacturing, emission, generation, transportation, storage, treatment, existence or disposal in, on or under the Premises, of any Hazardous Substance without prior written authorization by Landlord, except for such quantities which are routinely utilized in connection with, or which routinely results from, the lawful use of the

Premises, all of which are to be stored, used, handled, and disposed of in full compliance with all Toxic Waste Laws.  In particular, but without limitation, Tenant (and not Landlord) shall be responsible and liable for any Hazardous Substances located in, on or under the Land on or prior to the Effective Date (the “Pre-Existing Conditions”) and/or after the Effective Date.

9.3                               Compliance with Toxic Waste Laws Indemnity.

(a)                                 Tenant shall, at its sole cost and expense, comply with all applicable Toxic Waste Laws.  In particular, but without limitation, Tenant (and not Landlord) shall be responsible and liable for compliance with applicable Toxic Waste Laws, whether Pre-Existing Conditions or conditions that occur after the Effective Date.

(b)                                 Notwithstanding anything contained herein to the contrary, TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD from any and all liabilities, claims, causes of action, penalties, fines, costs, expenses, attorneys’ fees, remedial or response costs, investigatory costs and other similar expenses arising out of or otherwise attributable to any violation by Tenant, or the Premises of any Toxic Waste Law.  In particular, but without limitation, Tenant (and not Landlord) shall be responsible and liable for any violation, whether Pre-Existing Conditions or conditions that occur after the Effective Date. Such indemnity obligation shall survive any termination or expiration of this Lease.

ARTICLE X.

INSURANCE

10.1                        Tenant’s Insurance.

(a)                                 Tenant shall, at its sole cost and expense, obtain and maintain insurance upon and relating to the Premises by builder’s risk insurance during construction and after construction is complete and by comprehensive commercial general liability property insurance or an “all-risk” form of insurance policy(ies) in amounts equal to the greater of: (i) one hundred percent (100%) of the full insurable replacement value of the improvements located on the Land; or (ii) such amount as is necessary to avoid co-insurance. All such policies of insurance shall insure Tenant, Landlord, Landlord’s mortgagee and any Leasehold Mortgagee, as their interests may appear.  Such policy must be endorsed to provide that Tenant’s insurance is primary in the event of any overlapping coverage with the insurance covered by Tenant.  All payments for losses under such insurance will be made solely to Tenant or to any Leasehold Mortgagee as their interests may appear, provided that Tenant uses such insurance to rebuild or restore the improvements constructed upon the Land and provided that such proceeds are held in escrow by a third party acceptable to Landlord and on terms and conditions concerning such rebuilding and restoration as Landlord shall reasonably approve.

(b)                                 Tenant also must maintain a policy or policies of special form (“all risk”) property insurance on all of its personal property, including removable trade fixtures, supplies and movable furniture and equipment located on the Premises, in an amount equal to full replacement cost and endorsed to provide that Tenant’s insurance is primary in the event of any overlapping coverage with the insurance carried by Landlord.  All payments for losses under such insurance will be made solely to Tenant or to any Leasehold Mortgagee of Tenant (if permitted hereunder) as their interests may appear.

(c)                                  Tenant shall, at its sole cost and expense, obtain and maintain a commercial general liability insurance, insuring Landlord, Landlord’s mortgagee, Leasehold Mortgagee and Tenant against all claims, demands or actions arising out of or in connection with injury to or death of a person or persons and for damage to or destruction of property occasioned by or arising out of or in connection with the use or occupancy of the Premises, the limits of such policy or policies to be not less than $5,000,000.00 combined single limit for any one accident or occurrence.  Tenant will review this coverage annually and increase limits as reasonably prudent for first-class commercial developments.  Tenant’s insurance must contain an endorsement that Tenant’s insurance is primary and non-contributory for claims arising out of an incident or event occurring within the Premises.  Tenant’s insurance must contain a provision naming Landlord (and any Mortgagee designated by Landlord) as an additional insured and include coverage for the contractual liability of Tenant to indemnify Landlord pursuant to the terms of this Lease.

(d)                                 Tenant, at Tenant’s sole cost and expense, must also maintain throughout the Term a policy or policies of workers’ compensation insurance in an amount not less than that necessary to satisfy all statutory limits and other requirements of law concerning such workman’s compensation coverage for Tenant’s use and operations within the Premises.  Such policy must contain a waiver of subrogation endorsement reasonably acceptable to Landlord.

(e)                                  Tenant, at Tenant’s sole cost and expense, must also maintain throughout the Term business interruption insurance in an amount equivalent to at least twelve (12) months’ Annual Rent and other expenses paid by Tenant under this Lease for the calendar year then most recently concluded.

(f)                                   All policies of insurance shall be issued by an insurance company or companies having a Best’s rating of not less than A:X as stated in the most current available Best’s insurance reports (or comparable rating service if Best’s reports are not currently being published), licensed to do business in the State of Texas. All policies of insurance shall be in form and substance reasonably satisfactory to Landlord with Landlord shown as an additional insured or loss payee, as applicable; provided, however, that Landlord’s rights to any casualty insurance proceeds with respect to the Property shall be subject to the rights of any Leasehold Mortgagee pursuant to Section 17.3.  Tenant shall deliver to Landlord certificates or copies of all policies of required insurance and, upon request from Landlord, proof of the payment of the premiums. Sixty (60) days prior to the expiration of each of the policies required hereunder, Tenant shall furnish Landlord with a certificate of insurance in force or replacement coverage and meeting the standards hereinabove provided, all as required by this Lease. All such policies shall contain a provision that such policies will not be canceled or materially amended, including any reduction in the scope or limits of coverage, without ten (10) days prior written notice to Landlord. In the event Tenant fails to maintain, or cause to be maintained, or deliver and furnish to Landlord certified copies of policies of insurance required by this Lease, Landlord may procure such insurance for the benefit only of Landlord for such risks covering Landlord’s interests, and Tenant will pay all premiums thereon within ten (10) days after demand by Landlord. In the event Tenant fails to pay such premiums (or reimburse Landlord) upon demand the amount of all such premiums shall bear interest at the Default Rate.

(g)                                  All insurance required to be maintained under this Section 10.1 shall be in addition to the insurance maintained by the Master Association as described in the Bylaws; provided, however, the insurance maintained by the Master Association shall satisfy Tenant’s requirement herein if Landlord is named as an additional insured on the Master Association’s policy and the above dollar amounts are satisfied.

10.2                        Insurance Proceeds.  Landlord and Tenant agree that in the event of loss under any insurance policy or policies maintained pursuant to this Section 10, Tenant must proceed with the repair and restoration of the damaged or destroyed buildings and improvements in accordance with this Section 10 hereof and that the insurance proceeds in connection with such loss will, subject to Section 17.3, be paid to a third party acceptable to Landlord and Tenant on terms and conditions acceptable to Landlord and Tenant, allow the proceeds to be used by Tenant for application to such repair and restoration.

10.3                        Waiver of Subrogation.  Notwithstanding anything contained in this Lease to the contrary, each party hereto hereby waives any and every claim which arises or may arise in its favor and against the other party hereto, or anyone claiming through or under them, by way of subrogation or otherwise, during the term for any and all loss of, or damage to, any of its property (WHETHER OR NOT SUCH LOSS OR DAMAGE IS CAUSED BY THE FAULT OR NEGLIGENCE OF THE OTHER PARTY OR ANYONE FOR WHOM SUCH OTHER PARTY MAY BE RESPONSIBLE), which loss or damage is covered, or is required by this Lease to be covered, by valid and collectible fire and extended coverage insurance policies. Such waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to property of the parties hereto.

ARTICLE XI.

ASSIGNMENT AND SUBLETTING

11.1                        Right to Sublet.  Tenant may from time to time sublet the Premises in part at any time and from time to time without Landlord’s consent. The making of any such sublease shall not release Tenant from, or otherwise affect in any manner, any of Tenant’s obligations hereunder. All Subleases will contain customary terms and conditions for similar first-class office, retail and restaurant projects in the Dallas area as determined by Tenant in its reasonable discretion, including the obligation to comply with the Prohibited Uses.  Tenant shall not be relieved of any liability under this Lease as a result of any Sublease

11.2                        Right to Assign.  Tenant may not assign this Lease at any time without Landlord’s consent, which consent shall not be unreasonably withheld; provided, however, that Tenant shall have the right to assign this Lease without Landlord’s consent if such assignment is to an Affiliate of Tenant.  Tenant shall, in each case of an assignment by Tenant (including, but not limited to, an assignment to an Affiliate of Tenant, but excluding the creation of a Leasehold Mortgage), deliver to Landlord an instrument in recordable form under the terms of which the assignee of Tenant’s interest in this Lease assumes all of the burdens, terms, covenants, conditions and obligations of Tenant hereunder. After any assignment of this Lease that is approved in writing by Landlord, the assigning Tenant shall be relieved of any and all of

Tenant’s liabilities or obligations hereunder except those accrued as of the time of the assignment and Landlord shall look only to such successor Tenant for performance of all of the obligations and liabilities of Tenant under this Lease of every kind and character thereafter to accrue.  For purposes hereof, an assignment of this Lease by Tenant shall also include a transfer of 50% or more of the voting and/or ownership interests in Tenant by the current owners of Tenant to a person or entity that is not an Affiliate of Tenant.

11.3                        Procedure.  If Tenant desires to assign, mortgage, pledge, encumber, hypothecate or otherwise permit the transfer of this Lease or all or a portion of Tenant’s interest in this Lease (all of the foregoing being referred to herein as a “Transfer”), then Tenant must deliver written notice of such intent to Landlord, together with a copy of the proposed instrument of assignment or sublease, at least thirty (30) days prior to the effective date of the proposed assignment or commencement date of the term of the proposed sublease.  Any attempted Transfer by Tenant in violation of the terms and covenants of this Section 11 will be void.  Any assignee which is permitted pursuant hereto must expressly accept and assume in writing all of the obligations of Tenant hereunder.

11.4                        Recognition of Subleases.

(a)                                 All subleases covering any portion of the Premises shall provide that the rights of the Subtenants thereunder shall be subject and subordinate to this Lease and the rights of Landlord hereunder, including but not limited to the obligation of such Subtenants to comply with the Prohibited Uses. The failure of any Subtenant to observe and comply with any covenants, conditions or restrictions set forth in this Lease (unless applicable only to Tenant), whether by act, negligence or omission, shall, subject to the notice and cure provisions set forth in Section 14.1(a) below, be deemed a default by Tenant.

(b)                                 Notwithstanding the foregoing, Landlord agrees to enter into a nondisturbance agreement with any Major Subtenant (as hereinafter defined) upon request by such Major Subtenant or Tenant. For purposes hereof, a “Major Subtenant” is either: (i) a Subtenant occupying or proposing to occupy at least five thousand (5,000) square feet of leasable area within the Premises, or at least two thousand five hundred (2,500) square feet if the Sublease involves a retail store or restaurant, (ii) a Sublease with an Affiliate of Tenant, or (iii) a National or Regional User (as hereinafter defined).  As used herein, the term “National or Regional User” shall mean a party operating (direct, franchise, or otherwise) at least thirty (30) or more facilities in the United States or at least twenty (20) within a single region thereof (e.g. the Southwest, New England, Pacific Northwest, etc.) under a single trade name, style or mark, and having a national or regional identity with the public-at-large.  The nondisturbance agreement shall provide that, notwithstanding the termination of this Lease, the Major Subtenant Sublease shall continue for the duration of its term and extensions thereof as direct leases between Landlord hereunder and Major Subtenant thereunder; provided, however, the nondisturbance agreement shall be conditioned on the following: (i) Landlord shall not be liable to any Major Subtenant for any security deposits (unless the security deposit has been delivered to Landlord) under its Major Subtenant Sublease, nor shall Landlord be bound by any rental which is paid more than thirty (30) days in advance of the due date under the terms of the sublease; (ii) the Major Subtenant must not be in default under its Major Subtenant Sublease on the date of the Lease termination; (iii) the Major Subtenant shall attorn to Landlord; and (iv)

Landlord shall not be liable for any act or omission of Tenant or be subject to any offsets or defenses which any Major Subtenant may have against Tenant.  In no event shall Tenant enter into any Sublease (including, but not limited to a Major Subtenant Sublease) which has a term (including available extensions) which extends beyond the Term of this Lease.  As to any Subtenant who is not an Major Subtenant, Landlord agrees to consider any request by such Subtenant for a non-disturbance and attornment agreement, but Tenant shall not offer to obtain same unless and until requested by such Subtenant.  Landlord agrees to devote a reasonable amount of time to the review, consideration, and negotiation of such non-disturbance and attornment agreements, but Tenant shall be liable and obligated to reimburse Landlord for any costs, fees and expenses that Landlord may suffer or incur in connection with such review, consideration and/or negotiation. Unless otherwise approved by Landlord, all Subleases for which a non-disturbance agreement is requested from Landlord (whether with Major Subtenants or otherwise) shall be “arm’s length” with third party tenants unaffiliated with Tenant, and a copy of the executed or proposed Sublease will be delivered to Landlord at the same time the non-disturbance agreement is delivered to Landlord.

11.5                        Assignment to Financial Partner.  Landlord acknowledges that Tenant may enter into an agreement for the development, operation, leasing and/or management of the Premises during the Term of this Lease with a pension fund, real estate investment trust, public debt or equity pool, or other financial partner and Landlord agrees that no consent or approval shall be required therefor; provided, however, that any such agreement shall automatically terminate and be of no force or effect and not affect or be binding upon Landlord or the Premises after the termination of this Lease.

ARTICLE XII.

QUIET ENJOYMENT

12.1                        Quiet Enjoyment.  Provided Tenant pays the Annual Rent and Additional Rent payable hereunder as and when due and payable and timely keeps and fulfills all of the terms, covenants, agreements and conditions to be performed or observed by Tenant hereunder, Tenant shall at all times during the term have quiet and peaceable enjoyment of the Premises.

12.2                        Warranty of Title.  Landlord represents and warrants that Landlord is the sole owner of fee simple title in and to the Land, subject only to the matters set forth herein and on Exhibit “C” attached hereto (“Title Exceptions”), and that Landlord alone has the full and sole right to lease the Premises to Tenant without the consent or joinder of any other party.

ARTICLE XIII.

HOLDING OVER; SURRENDER

13.1                        Holdover.  Upon the termination of this Lease (whether by the expiration of the term of this Lease or otherwise), Tenant must immediately vacate the Premises, but, if Tenant fails to do so, then, without the execution of a new lease or renewal and/or extension of this Lease by Landlord and Tenant, Tenant, at the option of Landlord, shall immediately become a holdover, month-to-month tenant of the Premises under all terms, conditions, provisions, and obligations of this Lease.  In the event Tenant remains in possession of the Demised Premises after the expiration of this Lease without the consent of Landlord, (i) such event shall be an immediate event of default under this Lease; (ii)  the Annual Rent for such holdover tenancy shall be equal to one hundred twenty-five percent (125%) of the Annual Rent payable by Tenant for the last month of the term immediately preceding such holdover period plus any Additional Rent owed; and (iii) Landlord shall have all rights and remedies available to Landlord under this Lease and at law.  Either party shall have the right to terminate such tenancy upon thirty (30) days’ written notice to the other.

13.2                        Surrender of Premises.  No act by Landlord will be deemed an acceptance by Landlord of Tenant’s surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid, unless the same is made in writing and signed by Landlord.  Upon the expiration or other termination of the Term of this Lease, Tenant will quit and surrender to Landlord the Premises, including all buildings, replacements, changes, additions and improvements constructed, erected, added or placed by Tenant thereon, with all equipment in or appurtenant thereto, in good condition and repair, reasonable wear and tear excepted.  Upon the expiration or sooner termination of this Lease, all buildings (if any, including all equipment in or appurtenant thereto), improvements and all changes, additions and alterations therein shall be and remain on the Land and title to all such property, including all existing leases, rights and contracts, will vest in and belong to Landlord without further action on the part of either party hereto and without cost or charge to Landlord.  Tenant will, within five days after Landlord’s request therefor, execute, acknowledge and deliver such documents as may be necessary or convenient in Landlord’s discretion for the purpose of further evidencing that title to all such property and improvements is vested in Landlord.  Notwithstanding the foregoing, upon Landlord’s request Tenant must promptly remove such alterations, additions, improvements, trade fixtures, equipment and/or furnishings (other than New Improvements, as defined in Section 19.1(a), and such other improvements or alterations approved by Landlord) as Landlord may request, which removal will be at Tenant’s sole cost and expense, and Tenant must repair all damage caused by such removal.  All items not so removed will be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items.  Landlord will not be liable or responsible for any loss of or damage to any personalty owned or held by or for Tenant which may be on the Premises when Landlord takes possession of it, nor will Landlord be required to account for any such personalty.

ARTICLE XIV.

DEFAULT AND REMEDIES

14.1                        Tenant Events of Default.  The occurrence and continuation of one or more of the following events shall constitute an event of default (each being referred to as an “Event of Default”) pursuant to the terms hereof:

(a)                                 The partition of the Condominium and/or the removal of the Condominium from the provisions of the Condominium Statute other than in accordance with this Lease;

(b)                                 Any violation of a Prohibited Use that remains uncured for a period of thirty (30) consecutive days after Landlord delivers written notice to Tenant of such violation;

(c)                                  The failure of Tenant to comply with or to observe any terms, provisions, or conditions of this Lease performable by and obligatory upon Tenant, excluding the rent and other payment provisions hereof and excluding any obligation that could give rise to a Terminable Event of Default, within thirty (30) days after written notice by Landlord plus, if such failure cannot reasonably be cured within such thirty (30) day period, such additional time as is needed to cure the same so long as Tenant (or its Leasehold Mortgagee , subject to Article XV below) has commenced such cure within such thirty (30) day period and such cure thereafter is continuously and diligently undertaken by Tenant (or its Leasehold Mortgagee, subject to Article XV below) and prosecuted to completion;

(d)                                 The failure of Tenant to pay when due any portion of any installment of Annual Rent, Additional Rent or any other monetary charge due from Tenant hereunder and such failure continues for ten (10) days after written notice thereof from Landlord; provided, however, Landlord shall not be obligated to send more than two (2) such notices in any calendar year for nonpayment of Annual Rent;

(e)                                  The taking of all of Tenant’s Leasehold Estate by execution or other process of law other than as provided in Article XVIII;

(f)                                   Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of Tenant’s creditors;

(g)                                  Tenant shall file a petition seeking relief, or a petition seeking an order for relief against Tenant is filed under any section or chapter of Title 11 of the United States Code, as amended, or under any similar law or statute of the United States or any state thereof; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant; or

(h)                                 A receiver or trustee (other than a bankruptcy trustee or receiver) is appointed for all or substantially all of the assets of Tenant and Tenant fails to have such receivership or trusteeship terminated within sixty (60) days after appointment.

Upon the occurrence of any Event of Default, but subject to the rights of Leasehold Mortgagees and their designees as provided in Article XV hereof, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(i)                                     Subject to the rights of Major Subtenants which have received nondisturbance agreements from Landlord, terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all Default Costs (defined below), and (c) an amount equal to (but in no event less than zero) (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the Default Rate, minus (2) the then present fair rental value of the Premises for such period, similarly discounted.  “Default Costs” shall mean all amounts, costs, losses and/or expenses incurred, abated or foregone by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (a) obtaining possession of the Premises, (b) removing, storing and/or disposing of Tenant’s or any other occupant’s property, (c) repairing, restoring, altering, remodeling, or otherwise putting the Premises into the condition acceptable to a new tenant, (d) performing Tenant’s obligations under this Lease which Tenant failed to perform, (e) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, and (f) securing this Lease, including all commissions, allowances, reasonable attorneys’ fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the full amount of all Rent so abated (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant’s right to any abated rent accruing following such Terminable Event of Default shall immediately terminate);

(ii)                                  Subject to the rights of Major Subtenants which have received nondisturbance agreements from Landlord, terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent and other amounts accrued hereunder to the date of termination of possession, (b) all Default Costs, (c) all costs of reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), and (d) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises.  If Landlord elects to terminate Tenant’s right to possession without terminating this Lease, and to retake possession of the Premises (and Landlord shall have no duty to make such election), Landlord shall use reasonable efforts to relet the Premises.  Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.  Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder.  Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term.  Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 14.1(h)(ii).  If Landlord elects to proceed under this Section 14.1(h)(ii), it may at any time elect to terminate this Lease under Section 14.1(h)(i);

(iii)                               Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;

(iv)                              Institute a suit for damages against Tenant; and/or

(v)                                 Sue for injunctive relief and/or for specific performance.

The exercise by Landlord of any one or more remedies hereunder will not constitute forfeiture or an acceptance of surrender of the Premises by Tenant.  Such surrender can be effected only by the written agreement of Landlord and Tenant.

14.2                        No Waiver by Landlord.  Pursuit by Landlord of any of the remedies provided for in Section 14.1 hereof shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity, nor shall pursuit by Landlord of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of rent following an Event of Default hereunder shall not be construed as Landlord’s waiver of such Event of Default. No waiver by Landlord of any violation or breach of any of the terms, provisions, and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions, and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

14.3                        Tenant’s Waiver of Statutory and Other Rights.  In the event of any termination of this Lease (or any repossession of the Premises pursuant to Section 14.1 hereof), Tenant, so far as permitted by law, waives (a) any notice of re-entry or of the institution of legal proceedings to that end, (b) any right of redemption, reentry or repossession, (c) any right to a trial by jury in any proceeding or in any matter in any way connected with this Lease, and (d) the benefits of any laws now or hereafter in force exempting property from liability for rent or for debt.  To the full extent permitted by law, Tenant further hereby releases and waives all claims against Landlord and Landlord’s principals, agents, representatives, employees, officers, directors, shareholders and independent contractors, for injury or damage to person, property or business sustained in or about the Premises by Tenant or Tenant’s agents, employees or contractors, other than damage proximately and solely caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents or employees.  Landlord additionally will not be responsible or liable to Tenant for any event, act or omission to the extent same is covered by insurance maintained or required to be maintained by Tenant with respect to the Premises and Tenant’s use and occupancy thereof (whether or not such insurance is actually obtained or maintained), and, at the request of Landlord, Tenant must from time to time cause Tenant’s insurers to provide effective waivers of subrogation for the benefit of Landlord and Landlord’s agents, employees, contractors and insurers in a form satisfactory to Landlord.

14.4                        Attorneys’ Fees.  In the event Landlord employs an attorney to collect past due Annual Rent, Additional Rent or other payments due to Landlord hereunder, Landlord shall also be entitled to recover its reasonable attorneys’ fees and expenses incurred in connection therewith. In any case where Landlord or Tenant employs attorneys to protect or enforce its rights hereunder and litigation results, then the non-prevailing party agrees to pay the reasonable attorney’s fees and expenses incurred by the prevailing party. In the event of a bankruptcy proceeding wherein Tenant is a debtor, Tenant shall be additionally liable for all reasonable attorneys’ fees and expenses incurred by Landlord in any such bankruptcy proceeding.

ARTICLE XV.

FINANCING

15.1                        Right to Finance.  Tenant shall from time to time and at any time have the right to encumber by one or more mortgages, deeds of trust, security agreements, or other instruments in the nature thereof (in each case, individually and collectively, “Leasehold Mortgage”), as security for one or more loans, indebtednesses or obligations, Tenant’s right to use and occupy the Premises (but not Landlord’s fee interest in the Land), the Leasehold Estate created hereby, all of Tenant’s right, title and interest in and to any improvements at any time located on or partially on the Premises, and any other property so affixed to said land, buildings or improvements as to be a part thereof. Any such indebtedness or obligation and any such Leasehold Mortgage shall be for such amount and on such other terms and conditions as Tenant may agree to in its sole discretion; provided that any such Leasehold Mortgage shall at all times be subject and subordinate to the terms and provisions of this Lease and the rights, titles and interests of Landlord whether arising by virtue of this Lease or otherwise. IN NO EVENT WILL LANDLORD BE REQUIRED TO “SUBORDINATE” LANDLORD’S FEE SIMPLE ESTATE IN THE PREMISES FOR FINANCING OBTAINED BY TENANT UNDER THIS SECTION 15.1, OR OTHERWISE ENCUMBER ITS FEE INTEREST IN THE PREMISES, WITH ANY LIEN OR OTHER ENCUMBRANCE WHATSOEVER AND IN NO EVENT WILL TENANT HAVE ANY RIGHT TO PLACE OR CAUSE ANY LIEN TO ATTACH TO OR COVER LANDLORD’S FEE INTEREST IN THE LAND OR THE PREMISES.  There shall be no limitation to the granting of a Leasehold Mortgage by Tenant, the foreclosure (or transfer in lieu of foreclosure) of same by such Leasehold Mortgagee or its designee, but any subsequent Transfer after foreclosure (or Transfer in lieu thereof) by such Leasehold Mortgagee or its designee shall be subject to the terms and provisions set forth in Section 11.2 of this Lease.

15.2                        Nondisturbance Agreements.  Notwithstanding anything to the contrary contained herein, Landlord will, within fifteen (15) days after written request from Tenant, deliver to Tenant agreements of nondisturbance from Landlord and any of Landlord’s mortgagees or lienholders subject to the form of the agreement of nondisturbance having been approved by Landlord and such mortgagee or lienholder.  Such agreements will provide that, conditioned on Tenant not then being in default under this Lease, Landlord and such mortgagees or lienholders or underlying landlords will recognize the terms of this Lease in the event of foreclosure or the exercise of the power of sale under any mortgage or deed of trust, or in the event any proceedings are brought for default hereunder.  The agreement executed by such lienholder must also contain an agreement to cause any purchaser at foreclosure sale to assume and agree to perform all of the duties of Tenant under this Lease.

15.3                        Notices to Mortgagee.  If at any time after execution and recordation in Dallas County, Texas, of any such Leasehold Mortgage, Tenant or the mortgagee therein (in each case, individually and collectively, “Leasehold Mortgagee”) shall notify Landlord in writing that any such Leasehold Mortgage has been given and executed by Tenant, and shall furnish Landlord with the address to which such Leasehold Mortgagee desires copies of notices to be mailed (or designate some person or corporation as the agent and/or representative of such Leasehold Mortgagee for the purpose of receiving copies of notices), Landlord hereby agrees that Landlord will thereafter, in addition to any other notice Landlord shall be required by this Lease to deliver to such Leasehold Mortgagee, mail to each such Leasehold Mortgagee or agent thereof, at the address so given, by certified mail, postage prepaid, return receipt requested, and at the same time that such notice is placed in the mail or otherwise delivered to Tenant, duplicate copies of any and all notices in writing which Landlord may from time to time give or serve upon Tenant under and pursuant to the terms and provisions of this Lease, including, but not by way of limitation, any notices of default required to be sent by virtue of Article XIV hereof.

15.4                        Right to Cure.  Any such Leasehold Mortgagee, at the option of such Leasehold Mortgagee, acting either directly or indirectly through a designee, may pay any rent due hereunder or may effect any insurance, or may pay any taxes and assessments, or may make any repairs and improvements, or may make any deposits, or may do any other act or thing or make any other payment required of Tenant by the terms of this Lease, or may do any act or thing which may be necessary and proper to be done in the observance of the covenants and conditions of this Lease, or to prevent the forfeiture of this Lease; and all payments so made and all things so done and performed by such Leasehold Mortgagee or designee shall, if made or done timely as required under Article XIV hereof, including cure periods, be effective to prevent a forfeiture of the rights of Tenant hereunder as the same would have been if timely done and performed by Tenant instead of by any such Leasehold Mortgagee or designee. In the event it becomes necessary for any Leasehold Mortgagee to either take possession of the Premises or foreclose its Leasehold Mortgage in order to complete any cure and if: (i) the Leasehold Mortgagee is unable to take possession or foreclose due to the filing of any bankruptcy proceeding involving Tenant; (ii) the Leasehold Mortgagee promptly commences and diligently proceeds to obtain bankruptcy court approval to take possession or foreclose; and (iii) the Leasehold Mortgagee, or its designee, shall pay or cause to be paid all rent required of Tenant hereunder as and when such rent becomes due under the terms of this Lease, then the cure period afforded to the Leasehold Mortgagee shall be extended for a reasonable period of time as is necessary to complete the cure (but not to exceed sixty (60) days); provided, further, that if at the end of such sixty (60) day period, the Leasehold Mortgagee has taken possession of the Premises or has foreclosed its Leasehold Mortgage and is diligently prosecuting such cure, the cure period afforded to the Leasehold Mortgagee shall be extended for an additional period of time as is reasonably necessary to complete the cure.

15.5                        No Liability.  No such mortgagee of the rights or interests of Tenant or its designee hereunder shall be or become liable to Landlord as an assignee of this Lease, unless such Leasehold Mortgagee or designee succeeds to the rights or interests of Tenant, through foreclosure, transfer in lieu of foreclosure or other legal process, or otherwise expressly assumes by written instrument, or is deemed to have assumed by law, such liability or takes possession and control of the Premises, in which event such Leasehold Mortgagee or designee shall be liable to Landlord to the extent set forth in this Lease for the obligations of Tenant accruing during the period of such Leasehold Mortgagee’s or designee’s ownership or possession of the Leasehold Estate created hereby; provided, however, that (a) in order to assume this Lease, such Leasehold Mortgagee or its designee must cure all of the defaults of Tenant existing at the time of such assumption, and (b) such Leasehold Mortgagee or its designee shall be liable for any and all damages caused by such Leasehold Mortgagee or its designee.

15.6                        Modifications.  Landlord shall not accept any surrender of or agree to any termination of this Lease without the prior written consent thereto by any such Leasehold

Mortgagee, which consent will not be unreasonably withheld or delayed and shall be deemed given if such Leasehold Mortgagee does not consent or object in writing within thirty (30) days after the request for consent is received, and any attempt to do so without such written consent (or deemed consent) shall be void and of no force and effect; provided, however, that the foregoing shall not prohibit or adversely affect Landlord from terminating this Lease due to an Event of Default by Tenant under this Lease or any other express right of Landlord to terminate this Lease as provided in this Lease.  In addition, Landlord shall not enter into any modification or amendment to this Lease which would materially increase the obligations of Tenant or materially and adversely affect the rights of Tenant under this Lease without the prior written consent thereto by any such Leasehold Mortgagee, which consent will not be unreasonably withheld or delayed and shall be deemed given if such Leasehold Mortgagee does not consent or object in writing within fifteen (15) days after the request for consent is received, and any attempt to do so without such written consent (or deemed consent) shall not be binding upon any such Leasehold Mortgagee.

15.7                        Intentionally Deleted.

15.8                        Landlord’s Right to Finance and Assign.  From and after the first to occur of: (i) Completion (as defined in the Construction Loan Agreement), and (ii) the payoff of the Debt (as defined in the Construction Loan Agreement), Landlord may at any time and from time to time, without the prior written consent of Tenant, encumber by mortgage, deed of trust, security agreement or other instrument in the nature thereof, any of Landlord’s right, title or interest in the Premises and/or this Lease; provided that any such mortgage, deed of trust or other instrument in the nature thereof shall at all times be subject and subordinate to this Lease and the rights, titles and interests of Tenant and any Leasehold Mortgagee of Tenant arising by virtue of this Lease, subject to the terms of this Lease.  Landlord shall, subject to the provisions of Section 20.24, also have the right to sell or transfer its fee title in the Premises and to transfer its rights, titles and interests in this Lease to such transferee or purchaser, without the consent of Tenant, but Tenant shall be given written notice of any such sale and transfer upon consummation thereof.

ARTICLE XVI.

ESTOPPEL CERTIFICATES

16.1                        Landlord and Tenant will, at any time and from time to time, upon not less than fifteen (15) days prior written request by the other party, execute, acknowledge and deliver to each other or to any person whom the requesting party may designate, a certificate, certifying as follows: (i) that this Lease is unmodified and in full effect (or setting forth any modifications and that this Lease is in full effect as modified); (ii) the Annual Rent payable and the dates to which the Annual Rent has been paid and whether other sums payable hereunder have been paid; (iii) any default of which such party may have knowledge; (iv) the commencement and expiration dates of this Lease; and (v) such other factual matters as may reasonably be requested by either of the parties hereto. Any such certificate may be relied upon by any existing or prospective Leasehold Mortgagee, any existing or prospective Subtenant, any prospective purchaser or any existing or prospective lender.

ARTICLE XVII.

DAMAGE OR DESTRUCTION

17.1                        Rights and Obligations upon Casualty.  In the event the Premises shall be wholly or partially damaged or destroyed by fire or other casualty, Tenant shall, at its expense (utilizing proceeds of the insurance policies carried by Tenant pursuant to Article X hereof), cause such damage to be repaired or restored to the condition of the Premises which existed immediately prior to such casualty or construct other new improvements on the Land; provided, however, that Tenant shall have no right to construct and shall not construct any new improvements on the Land without Landlord’s prior written consent if such new improvements are materially different in size, scope or quality to the improvements that existed on the Land immediately prior to such casualty. In all casualty events (whether or not Tenant repairs or restores), this Lease shall remain in full force and effect (unless terminated pursuant to Section 17.4 hereof) and, rent shall not be abated or reduced.

17.2                        Time to Complete.  Tenant shall commence the repairs or rebuilding as soon as reasonably practicable after insurance proceeds are received and complete same with due diligence as soon as reasonably practicable, subject to extensions for Force Majeure.

17.3                        Rights of Leasehold Mortgagee.  Notwithstanding anything in this Lease to the contrary, all of the provisions contained in this Article XVII are subject to the right of any Leasehold Mortgagee to require, if provided for in such Leasehold Mortgage, that all insurance proceeds either be paid to the Leasehold Mortgagee to be applied to the debt secured thereby or be used by Tenant to repair and/or rebuild the Premises in accordance with Section 17.1.  In such event, Tenant shall still be responsible for completing all necessary repairs or rebuilding and Tenant shall provide evidence reasonably acceptable to Landlord, including, without limitation, creation of a construction fund to assure that there are sufficient funds to pay all costs and expenses of repairs or rebuilding.

17.4                        Right to Terminate.  In the event a casualty loss occurs during the last two (2) years of this Lease, then Tenant shall have the right to terminate this Lease by giving written notice of termination to Landlord not later than ninety (90) days after the date of the casualty loss.  Failure to give such notice during such ninety (90) day period shall be deemed to be a waiver by Tenant of its right to terminate this Lease. In the event such notice is timely given, this Lease shall terminate as of the date notice is delivered to Landlord and the rental payable hereunder shall be prorated to the date of such termination. In the event of such termination, Landlord shall have the option exercisable on or before the thirtieth (30th) day after such termination to require Tenant to demolish and remove all improvements which have been damaged or destroyed by the casualty, in which event Tenant may use so much of the proceeds of its insurance as may be required to pay for such demolition and removal, and the balance of the casualty proceeds shall be delivered to Landlord. In the event Landlord fails to give Tenant written notice to demolish within such ninety (90) day period or Landlord otherwise notifies Tenant in writing that Landlord is willing to accept the improvements in their then-present condition, then this Lease shall terminate with the improvements in their then present condition and the casualty proceeds shall be delivered to Landlord.

ARTICLE XVIII.

CONDEMNATION

18.1                        Definitions.  For purposes of this Article XVIII, the following terms shall have the respective meanings set forth below:

(a)                                 “Award(s)” means the amount of any award made, consideration paid or damages ordered as a result of a Taking less any reasonable costs in obtaining such award, such as reasonable legal fees and costs, consultant fees and appraisal costs.

(b)                                 “Date of Taking” means the date upon which title to the Premises, or a portion thereof, passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor.

(c)                                  “Partial Taking” means any Taking which does not constitute a Significant Taking.

(d)                                 “Significant Taking” means a Taking which, in the good faith determination of both Landlord and Tenant, materially and adversely affects Tenant’s use of the Premises.

(e)                                  “Taking” means a permanent (and not a temporary) taking of the Premises or any damage related to the exercise of the power of eminent domain and including a voluntary conveyance to any agency, authority, public utility, person or corporate entity empowered to condemn property in lieu of court proceedings.

(f)                                   “Total Taking” means the permanent Taking of the entire Premises.

18.2                        Partial Taking.

(a)                                 In the event of a Partial Taking of the Premises during the Term of this Lease which takes any portion of the Premises, the following shall occur: (i) the rights of Tenant under this Lease and the Leasehold Estate of Tenant in and to the portion of the Premises taken shall cease and terminate as of the Date of Taking; and (ii) this Lease shall otherwise continue in full effect, except that Annual Rent shall be reduced as set forth below.  Tenant shall, promptly after any such Taking, at its expense, repair any damage caused thereby so that, thereafter, the Premises shall be, as nearly as reasonably possible, in a condition as good as the condition thereof immediately prior to such Taking. In the event of any such Partial Taking, Landlord shall make an amount equal to that portion of the Award that is attributed to any building or other improvement then situated on the Land (but not any portion of the Award attributed to the Land) available to Tenant to make such repair.  Any portion of the Award attributed to the Land shall be and remain the property of Landlord and in no event shall Tenant shall have any right to receive or share in any portion thereof.  Any amount of the Award retained by Landlord and any amount of the Award delivered to Tenant remaining after such repairs have been made shall remain the property of Landlord, and shall, to the extent previously paid by Landlord to Tenant, be repaid by Tenant to Landlord. After such repairs have been completed, Annual Rent shall be reduced by the product of the Annual Rent multiplied by a fraction (the “Rent Reduction

Percentage”), the denominator of which is the total land area of the Land prior to the Taking and the numerator of which is the total land area of the Land subject to the Taking.

(b)                                 In the event of any temporary Partial Taking, Tenant shall be entitled to the entire Award and there shall be no reduction in rent.  A temporary Partial Taking shall mean a Taking for no more than ninety (90) days.

18.3                        Significant Taking.

(a)                                 In the event of a Significant Taking of the Premises during the Term of this Lease, after which Landlord and Tenant reasonably determine that Tenant can effectively continue its business in the Premises, the following shall occur: (i) the rights of Tenant under this Lease and the Leasehold Estate of Tenant in and to the portion of the Premises taken shall cease and terminate as of the Date of Taking; and (ii) this Lease shall otherwise continue in full effect, except that Annual Rent shall be reduced as set forth below (however Additional Rent or other sums payable by Tenant hereunder shall continue unreduced notwithstanding any such Taking). Tenant shall, promptly after any such Taking, at its expense, repair any damage caused thereby so that, thereafter, the Premises shall be, as nearly as possible, in a condition as good as the condition thereof immediately prior to such Taking. In the event of any such Significant Taking, Landlord shall make an amount equal to that portion of the Award that is attributed to any building or other improvement then situated on the Land (but not any portion of the Award attributed to the Land) available to Tenant to make such repair.  Any portion of the Award attributed to the Land shall be and remain the property of Landlord and in no event shall Tenant  have any right to receive or share in any portion thereof.  Any amount of the Award retained by Landlord and any amount of the Award delivered to Tenant remaining after such repairs have been made shall remain the property of Landlord, and shall, to the extent previously paid by Landlord to Tenant, be repaid by Tenant to Landlord. After such repairs have been completed, Annual Rent shall be reduced by the Rent Reduction Percentage.

(b)                                 In the event of a Significant Taking of the Premises during the Term of this Lease, after which Landlord and Tenant reasonably determine that Tenant cannot effectively continue its business in the Premises, the provisions of Section 18.4 shall apply.

18.4                        Total Taking.  In the event of a Total Taking, Tenant’s Leasehold Estate shall terminate as of the Date of Taking and all rights and obligations of Landlord and Tenant hereunder shall terminate except for the rights and obligations under this Section 18.4 and those that otherwise survive termination of this Lease. Tenant and Landlord shall each be entitled to separately pursue any and all condemnation Awards to which they may legally be entitled with respect to the Premises and such Taking.

18.5                        Rights of Leasehold Mortgagee.  Notwithstanding anything in this Lease to the contrary, all of the provisions contained in this Article XVIII are subject to the right of any Leasehold Mortgagee to require, if provided for in such Leasehold Mortgage, that all condemnation proceeds be paid to the Leasehold Mortgagee to be applied to the debt secured thereby.

ARTICLE XIX.

PROPOSED IMPROVEMENTS; DEEMED APPROVAL

19.1                        New Improvements; Deemed Approval.

(a)                                 Tenant may demolish any existing improvements and construct new improvements on the Land (such improvements, along with the SPC Assigned Rights, the “New Improvements”), such New Improvements to consist of a first-class office, retail and restaurant containing approximately one hundred nineteen thousand (119,000) square feet of gross leasable area.  Landlord hereby approves the site plan, elevations and other building plans, landscape plans and signage plans for same (collectively, the “Development Plans”), including without limitation exterior materials, colors, and architectural schemes, that are referenced and/or described in Exhibit “E” attached hereto and made a part hereof for all purposes.  Landlord hereby approves Tenant’s site plan, elevations and architectural scheme (the “Conceptual Plans”) and general signage program and criteria, that are referenced and/or described in Exhibit “E” attached hereto and made a part hereof for all purposes.  Notwithstanding the foregoing, however, Tenant shall have no right to construct and shall not construct any new improvements on the Land without Landlord’s prior written consent if such new improvements are materially different in size, scope or quality to the improvements that existed on the Land immediately prior to any such demolition.

(b)                                 In addition, in the event Tenant desires at any time during the term of this Lease to make alterations, additions or improvements to the Premises which vary materially from the site plan or the architectural scheme, colors or materials, depicted in the Conceptual Plans, Development Plans or any other plans approved by Landlord, or if Tenant seeks Landlord’s consent for any other matter hereunder which requires that Tenant must first obtain the written consent of Landlord.  Landlord’s consent to such request shall be deemed given if Landlord fails to respond to such written request (within the timeframe for such response set forth in this Lease) provided that Tenant shall have sent Landlord an Initial Notice (herein so called), which Initial Notice shall have been marked in bold lettering with the following language on the top of the first page:  “LANDLORD’S RESPONSE IS REQUIRED PURSUANT TO THE TERMS OF THE GROUND LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY” on its face; (i) Landlord shall have failed to respond to the Initial Notice within the aforesaid time-frame (requests for additional information shall be a response); (ii) Tenant shall have submitted a Second Notice (herein so called), which Second Notice shall have been marked in bold lettering with the following language:  “LANDLORD’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE GROUND LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD” and the envelope containing the Second Notice shall have been marked “SECOND NOTICE: PRIORITY-DEEMED APPROVAL MAY APPLY” on its face; and (iii) Landlord shall have failed to respond to the Second Notice within the aforesaid time-frame, Landlord’s approval shall be deemed given with respect to the proposed Lease matter.

ARTICLE XX.

GENERAL PROVISIONS

20.1                        Notice.  Any notice, request, or other communication (hereinafter severally and collectively called “Notice”) in this Lease provided for or permitted to be given, made or accepted by either party to the other must be in writing, and may, unless otherwise in this Lease expressly provided, be given or be served by depositing the same in the United States mail, postpaid and certified and addressed to the party to be notified, with return receipt requested. Notice given in any manner as provided in this Section 20.1 shall: (a) as to Notice given to or served by depositing the same in the United States mail, as aforesaid, shall be effective two (2) business days after depositing the same in a regularly maintained receptacle for pick up and delivery of United States mail; and (b) as to Notice given or served by any other method, shall be effective only if and when received by the party to be notified. The following shall be prima facie evidence of the date of actual receipt of Notice by the addressee: (i) if hand delivered, by a delivery receipt signed by the addressee or the addressee’s agent or representative; (ii) written evidence by the carrier of such notice of the date of attempted delivery at the address of the addressee if such delivery is refused; or (iii) a return telecopy sent from a fax machine or office of the addressee or other confirmation from the office of the addressee indicating that any faxed notice has been received.

For purposes of Notice, the addresses of the parties shall, until changed as herein provided, be as follows:

LANDLORD

HTH Diamond Hillcrest Land LLC

2323 Victory Avenue, Suite 1400

Dallas, Texas  75219

Attn:  Corey G. Prestidge

Telephone:  214-525-4647

Email: cprestidge@hilltop-holdings.com

With Copy to:                                                                                                                   HTH Diamond Hillcrest Land LLC

200 Crescent Court, Suite 1350

Dallas, Texas  75201

Attn: Gary Shultz

Telephone:  (214) 871-5938

Email: gshultz@diamond-a.com

TENANT

SPC Co-Owner:                                                                                                           SPC Park Plaza Partners LLC
c/o First American Exchange Company
215 South State Street, Suite 380
Salt Lake City, UT 84111
Attn: Mark A. Bullock
Telephone:  866-516-1031
Email:  mbullock@firstam.com

With a copy to:                                                                                                            Kane Russell Coleman Logan PC
3700 Thanksgiving Tower
1601 Elm Street
Dallas, TX 75201
Attn:  Raymond J. Kane
Telephone: 214-777-4290
Email:  rkane@krcl.com

Ford Co-Owner:                                                                                                         Diamond Hillcrest, LLC
200 Crescent Court, Suite 1350
Dallas, TX  75201
Attn: Gary Shultz
Telephone: (214) 871-5938
Email: gshultz@diamond-a.com

With a copy to:                                                                                                            William C. Wilshusen
Haynes and Boone, LLP
2323 Victory Avenue
Suite 700
Dallas, TX 75219
Telephone: 214-651-5595
Email: william.wilshusen@haynesboone.com

Hilltop Co-Owner:                                                                                             HTH Hillcrest Project LLC
2323 Victory Ave., 14th Floor
Dallas, TX 75209
Telephone: 214-525-4647
Email: cprestidge@hilltop-holdings.com

With a copy to:                                                                                                            K. Brock Bailey
Bracewell LLP
1445 Ross Avenue, Suite 3800
Dallas, TX  75202
Telephone: 214-758-1076
Email: brock.bailey@bracewell.com

However, the parties hereto and their respective heirs, successors, legal representatives and permitted assigns shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify as its address any other address by at least ten (10) days written Notice to the other party.  Any Notice delivered by counsel to a party shall be deemed delivered by such party.

20.2                        Captions.  The title captions appearing in this Lease are inserted and included solely for convenience and shall never be considered or given any effect in construing this Lease, or any provisions hereof, or in connection with the duties, obligations, or liabilities of the respective parties hereto, or in ascertaining intent, if any question of intent exists.

20.3                        Entire Contract: Amendment.  It is expressly agreed by both parties that this Lease, and the Exhibits attached hereto is the entire agreement of the parties with respect to the subject matter hereof, and that there are, and have been, no verbal representations, understandings, stipulations, agreements or promises pertaining to this Lease. It is likewise agreed that this Lease may not be altered, amended, or extended except by an instrument in writing signed by both Landlord and Tenant.

20.4                        No Personal Liability.  Tenant agrees to look solely to Landlord’s interest in the Premises for recovery of any judgment or claim from Landlord and that in no event shall Landlord (or its partners, members, beneficiaries, shareholders, officers or directors) ever be personally liable to Tenant or any other party for any matter pertaining to this Lease.  Landlord agrees that in no event shall any of Tenant’s partners, members, beneficiaries, shareholders, officers or directors ever be personally liable to Landlord or any other party for any matter pertaining to this Lease.

20.5                        Severability.  If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

20.6                        Successor and Assigns.  All covenants and obligations as contained within this Lease shall bind and, except as otherwise prohibited or restricted by the terms of this Lease, extend and inure to the benefit of the successors and permitted assigns of each of Landlord and Tenant.

20.7                        Personal Pronouns.  All personal pronouns used in this Lease shall include the other gender, whether used in the masculine, feminine, or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

20.8                        No Merger.  There shall be no merger of this Lease or of the Leasehold Estate created by this Lease with the fee or any other estate or interest in the Premises solely by reason of the fact that the same person owns or holds, directly or indirectly, all such estates and interests or any combination thereof.

20.9                        Short Form Lease.  Before the recordation of the Condominium Declaration, the parties hereto shall execute and record a memorandum of this Lease in the Real Property

Records of Dallas County, Texas, and further agree that the recordation of such memorandum affirms that this Lease complies with the provisions of Section 82.056 of the Texas Uniform Condominium Act.  If such compliance is ever legally challenged by either (i) one or more of the parties hereto or (ii) any third party, and such challenge may be remedied by the recordation of this Lease, the parties hereto agree that the Lease will be recorded without further collective action on the part of either or both Landlord or Tenant.

20.10                 LEGAL INTERPRETATION.  THIS LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE OBLIGATIONS OF THE PARTIES HERETO ARE PERFORMABLE, AND VENUE FOR ANY ACTION HEREUNDER SHALL BE, IN DALLAS COUNTY, TEXAS.

20.11                 No Mortgage or Joint Venture.  Tenant and Landlord acknowledge and agree that this Lease is, in fact, a lease arrangement, and does not constitute a loan, a joint venture or a partnership, and that Landlord and Tenant have been represented by experienced legal counsel, who have advised Landlord and Tenant of the rights and duties of Landlord and Tenant.  Neither Landlord nor Tenant will assert that the transaction evidenced hereby is a loan, a joint venture or a partnership if either party attempts to enforce its rights hereunder.

20.12                 Brokers.  Landlord and Tenant each warrant that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Lease, and each of Landlord and Tenant AGREES TO INDEMNIFY THE OTHER AND HOLD THE OTHER HARMLESS from and against any and all costs, expenses, or liability for commissions or other compensation or charges claimed by any broker or other party claiming by, through, or under such party with respect to this Lease.

20.13                 Waiver of Landlord’s Lien.  Landlord hereby waives any contractual, statutory or other Landlord’s lien on Tenant’s furniture, fixtures, supplies, equipment and inventory located on the Premises.

20.14                 Authority to Execute.

(a)                                 Tenant represents and warrants that Tenant is duly formed and validly existing under the laws of the State of its organization, has full right, power and authority to enter into this Lease and that the party(ies) executing this Lease on behalf Tenant has (have) full right, power, and authority to execute this Lease on behalf of Tenant.

(b)                                 Landlord represents and warrants that Landlord is duly formed and validly existing under the laws of the State of its organization, has full right, power, and authority to enter into this Lease and that the party(ies) executing this Lease on behalf of Landlord has (have) full right, power, and authority to execute this Lease on behalf of Landlord.

20.15                 Force Majeure.  Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant (except as to payment of rent or other sums due by either party hereunder), neither Landlord nor Tenant, as applicable, shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays (collectively, “Force Majeure”) due to strikes, riots, acts of God, shortages of labor or materials, war or other causes which are beyond the control of such party and could not have been reasonably anticipated by Landlord or Tenant, as the case may be, at the time of execution of this Lease.  Tenant shall, within twenty (20) days of the occurrence of an event of Force Majeure, advice Landlord in writing of any Force Majeure delays which Tenant claims with respect to any aspect of Tenant’s performance hereunder.

20.16                 Time is of the Essence.  Time is of the essence of this Lease.

20.17                 Title to Buildings and Improvements.  The title to the buildings, improvements and fixtures appurtenant thereto and all changes, additions and alterations therein, and all renewals and replacements thereof, when made, erected, constructed, installed or placed upon the Land by Tenant, shall be and remain in Tenant until the expiration of the Term of this Lease, unless sooner terminated as provided herein. Upon the expiration or sooner termination of this Lease, title to all such property shall automatically pass to, vest in and belong to Landlord without further action on the part of either party. So long as Tenant retains ownership of the buildings, improvements, additions and alterations, Tenant shall be entitled to claim depreciation and all other tax losses with respect thereto.

20.18                 No Mechanic’s Liens.

(a)                                 Tenant covenants and agrees with Landlord that Tenant will not permit or suffer to be filed or claimed against the Land or Premises or any building or improvement thereon or against Landlord, any mechanic’s, materialman’s or other lien, charge or order for the payment of money. In the event any such lien, charge or order shall be filed or claimed, Tenant shall immediately notify Landlord thereof in writing and Tenant shall, at its own expense, cause the same to be canceled and discharged of record within twenty (20) days after Tenant shall have received notice of the filing thereof, or Tenant may, within said period, furnish to Landlord a bond satisfactory to Landlord against said lien, charge or order, in which case Tenant shall have the right in good faith to contest the validity or amount thereof. TENANT HEREBY INDEMNIFIES AND AGREES TO HOLD LANDLORD HARMLESS from any loss, liability, expense (including attorneys’ fees) incurred or suffered by Landlord as a result of any such lien, charge or order.

(b)                                 Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific alteration, addition, improvement or repair that would give rise to the filing of any lien against the estate or interest of Landlord in and to the Land, nor as giving Tenant any right, power or authority to contract for or permit any rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the estate or interest of Landlord in and to the Land.  Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Land through or under Tenant, upon credit and that no mechanic’s or other lien for such labor, services or materials shall attach to or affect the estate or interest of Landlord in and to the Land.

20.19                 Inspection by Landlord; Signs.  Within one (1) year prior to the expiration of this Lease, or upon the earlier termination thereof, Landlord shall have the right to inspect the Premises and to show the Premises to prospective purchasers and/or tenants from time to time upon reasonable advance notice to Tenant, subject to the rights of all Subtenants under their respective subleases. All such inspections shall be done during normal business hours and shall not unreasonably interfere with the business operations conducted on the Premises by Tenant and its Subtenants. During the final one (1) year of the term of this Lease, or any applicable extended term, Landlord shall have the right to place signs on the Premises offering the Premises for lease. All such signs shall comply with the requirements of the City of University Park.

20.20                 Net Lease.  This Lease shall be deemed and construed to be a “net lease”, and Tenant shall pay to Landlord the rent hereunder without abatement, deduction or offset; and under no circumstances or conditions, whether now existing or hereafter arising, or whether or not beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder or with respect to the Premises, except as herein otherwise expressly set forth.

20.21                 Parties Constituting Landlord; Landlord Representative.  In the event that the “Landlord” hereunder consists of more than one (1) party, such parties shall, at the written request of Tenant, designate, in writing, one (1) person or entity (the “Landlord Representative”) to act on behalf of all such parties and Tenant shall be entitled to rely on the consent, approval or agreement of the Landlord Representative for any and all purposes under this Lease; the approval, consent or agreement of the Landlord Representative shall be deemed to be the approval, consent and/or agreement of all parties constituting Landlord hereunder; provided, however, that any amendment or other modification or supplement to this Lease shall require the signature of all parties constituting Landlord. The authority of any person or entity designated as the Landlord Representative may be revoked at any time upon written notice to Tenant, such written notice: (i) to be executed by all parties constituting Landlord; and (ii) to designate another person or entity to serve as the successor Landlord Representative. In addition, the default, failure or omission of any one (1) party constituting Landlord shall be deemed a default, failure or omission as to all parties constituting Landlord.

20.22                 Parties Constituting Tenant: Tenant Representative.  In the event that the “Tenant” hereunder consists of more than one (1) party, such parties shall, at the written request of Landlord, designate, in writing, one (1) person or entity (the “Tenant Representative”) to act on behalf of all such parties and Landlord shall be entitled to rely on the consent, approval or agreement of the Tenant Representative for any and all purposes under this Lease; the approval, consent or agreement of the Tenant Representative shall be deemed to be the approval, consent and/or agreement of all parties constituting Tenant hereunder; provided, however, that any amendment or other modification or supplement to this Lease shall require the signature of all parties constituting Tenant. The authority of any person or entity designated as the Tenant Representative may be revoked at any time upon written notice to Landlord, such written notice: (i) to be executed by all parties constituting Tenant; and (ii) to designate another person or entity to serve as the successor Tenant Representative. In addition, the default, failure or omission of any one (1) party constituting Tenant shall be deemed a default, failure or omission as to all parties constituting Tenant.

20.23                 Joint and Several.  If there is more than one party comprising Tenant, the obligations hereunder imposed upon Tenant will, as to all such parties comprising Tenant, be joint and several, and if there is a guarantor of Tenant’s obligations hereunder, the obligations hereunder imposed upon Tenant will be the joint and several obligations of Tenant and each such guarantor.  Landlord need not first proceed against Tenant before proceeding against such guarantor, nor shall any such guarantor be released from its guarantee for any reason whatsoever, including (without limitation) in case of any amendments hereto, waivers hereof or failure to give such guarantor any notices hereunder.

20.24                 Intentionally Deleted.

20.25                 Condominium Declaration.  It is anticipated that Tenant’s Leasehold Estate in the Premises shall be subject to the Condominium Declaration establishing at least three (3) Units.  Landlord consents to the creation of a condominium regime from the Leasehold Estate hereunder and agrees to join in the Condominium Declaration, to evidence Landlord’s consent to the Condominium Declaration, and cause any lender holding a lien on the Landlord’s fee title to the Premises and/or Landlord’s interest under this Lease to join in the Condominium Declaration to evidence its consent to the Condominium Declaration.

20.26                 Transfer of Condominium Units.  Notwithstanding anything to the contrary contained in this Lease, in no event, without Landlord’s prior written consent, shall any Unit be hereafter acquired, in whole or in part, by any person who is not then a Tenant under this Lease.  If Landlord hereafter expressly consents in writing to any Unit being acquired, in whole or in part, by a Person who is not a Tenant under this Lease, then the following shall apply during the period that the Person (who is not a Tenant hereunder) owns its Unit:

(a)                                 each Unit Owner (regardless of whether the Unit Owner is a Tenant under this Lease) shall perform, or cause to be performed, each Several Obligation applicable to its Unit or arising from the ownership of its Unit; and the Unit Owners collectively shall perform, or shall cause to be performed, all Joint Obligations; and

(b)                                 each Several Obligation of Tenant under this Lease shall be proportionately discharged by the applicable Unit Owner, and Landlord shall accept performance of Tenant’s Several Obligations through such proportionate discharge by the applicable Unit Owner; provided, however, that if the applicable Unit Owner fails to timely discharge a Severable Obligation of Tenant under this Lease, then, notwithstanding that such failure is a Severable Obligation, Tenant must cause such failure to be remedied pursuant to Section 14.1 of this Lease or an Event of Default shall occur and Landlord shall be entitled to exercise any and all rights and remedies available to Landlord with respect to the entire Premises and not just that portion of the Premises owned by the applicable Unit Owner.

20.27                 Non-merger of Fee and Leasehold Estates.  If under any circumstances both Landlord’s and Tenant’s estates in the Premises become vested in the same owner, this Lease nevertheless shall not be extinguished by application of the doctrine of merger except at the express written election of the Landlord recorded in the Official Public Records and with the express written consent of all Unit Owners as Tenant, and the express written consent of any

Leasehold Mortgagee, which consent may be withheld in such Leasehold Mortgagee’s sole and absolute discretion.

INTENTIONALLY LEFT BLANK

EXECUTED IN MULTIPLE ORIGINAL COUNTERPARTS, which constitute but one and the same instrument, as of the Effective Date. Upon the final execution hereof by Landlord and Tenant, the last to sign of such parties shall complete the date on the first page hereof.

LANDLORD:

HTH DIAMOND HILLCREST LAND LLC,
a Texas limited liability company

By:	/s/ COREY PRESTIDGE
Name:	Corey Prestidge
Title:	Committee Representative

TENANT:

SPC PARK PLAZA PARTNERS LLC,
a Texas limited liability company

By:	First American Exchange Company, LLC
A Delaware limited liability company
Its sole member and manager

	By:	/s/ MARK A. BULLOCK
	Name:	Mark A. Bullock
	Title:	Legal Counsel

HILLTOP CO-OWNER:

HTH HILLCREST PROJECT LLC,
a Texas limited liability company

By:	Hilltop Holdings Inc.,
a Maryland corporation,
its sole member

	By:	/s/ COREY PRESTIDGE
	Name:	Corey Prestidge
	Title:	Executive Vice President and General Counsel

DIAMOND HILLCREST, LLC
a Texas limited liability company

By:	/s/ GARY SHULTZ
Name:	Gary Shultz
Title:	Vice President

EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED